Exhibit 99.1

Savvis	Ciber
1 Savvis Parkway	6363 S. Fiddler’s Green Circle, Suite 1400
Chesterfield, MO 63017	Greenwood Village, CO 80111
www.savvis.com	www.ciber.com

Contacts:	Justin Lopinot	Jon Lentz
	Media Relations	Media Relations
	314-628-7053	303-967-1304
	justin.lopinot@savvis.com	jlentz@ciber.com

Savvis to Purchase Ciber Global ITO Business

Transaction to Deepen Existing Partnership and Enhance Client Services

ST. LOUIS and GREENWOOD VILLAGE, Colo. — July 31, 2012 — Savvis, a CenturyLink company (NYSE: CTL) and global leader in cloud infrastructure and hosted IT solutions for enterprises, and Ciber (NYSE: CBR), a global information technology consulting and managed services company, have entered into an agreement under which Savvis will purchase certain assets of Ciber’s global IT Outsourcing (ITO) business for $7 million in cash at the time of closing, plus additional future consideration in the form of a cash earn-out payment based on results through December 2013.

The assets include client and vendor relationships, infrastructure, technology and facilities spanning several countries. In addition, Savvis expects to hire the approximately 750 people who currently support Ciber’s global ITO business.

Savvis plans to provide ITO clients with continued IT outsourcing support in addition to offering its enhanced capabilities, including cloud services. It is expected that clients will benefit from the direct relationship with Savvis, as well as the enhanced communications services provided through CenturyLink’s robust global network.

Ciber will continue to provide clients full lifecycle application development and outsourcing solutions, including system design, implementation and managed services, partnering with Savvis to leverage its expertise and resources in the physical infrastructure.

Completion of the transaction is subject to the delivery of certain third-party consents and other customary closing conditions. The transaction is expected to close in the fourth quarter of 2012.

The agreement builds on the partnership the two companies formed in July 2011 that enabled Ciber to leverage Savvis’ worldwide data centers and network capacity to serve the growing needs of Ciber’s clients. With more than 50 data centers throughout North America, Europe and Asia, Savvis is an industry leader in global infrastructure hosting and enterprise cloud computing environments.

“The acquisition of Ciber’s global ITO business will complement Savvis’ existing ITO assets by expanding the organization’s capabilities for application management services and help desk support,” said Jim Ousley, chief executive officer of Savvis and president of CenturyLink’s Enterprise Markets Group. “Ciber’s ITO customers will also benefit by gaining access to Savvis’ global footprint, services and account teams.”

“This action aligns with Ciber’s strategies to continue to narrow our focus on core offerings and market segments, and to drive growth through strategic partnerships with businesses that have scale and are leaders in the industry,” said Ciber Chief Executive Officer Dave Peterschmidt. “Our shareholders should see increased value as we concentrate on our core offerings. We will continue to provide global hosting and cloud solutions in partnership with Savvis where it benefits our clients.”

Forward-Looking Statements

This press release includes certain forward-looking statements that are based on current expectations only (including the estimated timeframe for closing of the transaction and expectations regarding future effects and benefits of the transaction), and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of Savvis and Ciber. Actual events and results may differ materially from those anticipated, if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. There can be no assurance that the transaction will be consummated on the terms described above or at all. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Neither Savvis nor Ciber undertakes any obligation to update any of its forward-looking statements for any reason.

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About Savvis

Savvis, a CenturyLink company is a global leader in cloud infrastructure and hosted IT solutions for enterprises. Nearly 2,500 unique clients, including more than 30 of the top 100 companies in the Fortune 500, use Savvis to reduce capital expense, improve service levels and harness the latest advances in cloud computing.

About CenturyLink

CenturyLink is the third largest telecommunications company in the United States. The company provides broadband, voice, wireless and managed services to consumers and businesses across the country. It also offers advanced entertainment services under the CenturyLink™ Prism™ TV and DIRECTV brands. In addition, the company provides data, voice and managed services to enterprise, government and wholesale customers in local, national and select international markets through its high-quality advanced fiber optic network and multiple data centers. CenturyLink is recognized as a leader in the network services market by key technology industry analyst firms, and is a global leader in cloud infrastructure and hosted IT solutions for enterprises through Savvis, a CenturyLink company. CenturyLink’s customers range from Fortune 500 companies in some of the country’s largest cities to families living in rural America. Headquartered in Monroe, La., CenturyLink is an S&P 500 company and is included among the Fortune 500 list of America’s largest corporations.

For more information, visit www.savvis.com or www.centurylink.com.

About Ciber, Inc.

Ciber is a global IT consulting company with 7,000 consultants in North America, Europe and Asia/Pacific, and approximately $1 billion in annual revenue. Client focused and results driven,

Ciber partners with organizations to develop technology strategies and solutions that deliver tangible business value. Founded in 1974, the company trades on the New York Stock Exchange (NYSE: CBR). For more information, visit www.ciber.com.